                                FORM 8-A/A

                        -----------------------------

                      SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C.  20549

              FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                 PURSUANT TO SECTION 12(b) OR 12 (g) OF THE
                       SECURITIES EXCHANGE ACT OF 1934


                          ADOBE SYSTEMS INCORPORATED
               (Exact Name of Registrant as Specified in Charter)



DELAWARE                                                              77-0019522
(State of Incorporation                                            (IRS Employer
or Organization)                                             Identification No.)

345 PARK AVENUE, SAN JOSE, CALIFORNIA                                 95110-2704
     (Address of Principal Executive Offices)                         (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:


     Title of Each Class                  Name of Each Exchange on Which
     to be so Registered                  Each Class is to be Registered
            NONE                                     NONE

     If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction Act A.(c), please check the following box. / /

     If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. / /

     Securities Act registration statement file number to which this form relates: _______________ (if applicable)

     Securities to be registered pursuant to Section 12(g) of the Act:

                      Preferred Stock Purchase Rights
                             (Title of Class)

                        AMENDMENT NO. 2 TO FORM 8-A

     The undersigned registrant hereby amends the following items, exhibits or other portions of its Application for Registration on Form 8-A dated July 24, 1990 for its Rights to Purchase Series A Preferred Stock, par value $0.001 per share, as set forth in the pages attached hereto.

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     Item 1 of the Form 8-A dated July 24, 1990 (as so amended, the "Form 8-A/A") filed by Adobe Systems Incorporated, a Delaware corporation (the "Company"), is hereby amended to include the following:

     On December 15, 1998, the Company amended its Rights Agreement, dated as of July 11, 1990, as amended by the Amended and Restated Rights Agreement, dated as of April 30, 1996 (the "First Amended and Restated Rights Agreement"), and by the Amended and Restated Rights Agreement, dated as of July 30, 1997 (the "Second Amended and Restated Rights Agreement"), by entering into the Third Amended and Restated Rights Agreement, dated as of December 15, 1998 (the "Third Amended and Restated Rights Agreement"), with Harris Trust Company of California. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Third Amended and Restated Rights Agreement.

     In general, the Second Amended and Restated Rights Agreement has been amended principally as follows:

     1. The provisions requiring the concurrence of a majority of the Continuing Directors then in office to give effect to any action, calculation, interpretation or determination made by the Board of Directors of the Company in the administration of the Second Amended and Restated Rights Agreement and the exercise of rights or powers granted to the Board of Directors of the Company thereunder and providing that no effect shall be given to any such action, calculation, interpretation or determination or exercise of rights of powers unless at least two Continuing Directors who are then in office are eliminated under the Third Amended and Restated Rights Agreement.

     A copy of the Third Amended and Restated Rights Agreement is attached hereto as Exhibit 5 and is incorporated herein by reference. The foregoing description of the changes to the Second Amended and Restated Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Third Amended Restated Rights Agreement.

ITEM 2.  EXHIBITS.

     Item 2 of the Form 8-A is hereby amended by adding the following exhibit attached hereto:

     5.   Third Amended and Restated Rights Agreement, dated as of
December 15, 1998, between the Company and Harris Trust Company of California.

                                 SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

                              Adobe Systems Incorporated
                                     (Registrant)


                              By:  /s/ Colleen M. Pouliot
                                 --------------------------------
                                   Colleen M. Pouliot
                                   Senior Vice President, General
                                   Counsel and Secretary

                              Dated: December 15, 1998

                               EXHIBIT INDEX



Exhibit No.         Description
-----------         -----------

   5                Third Amended and Restated Rights Agreement, dated as of
                    December 15, 1998, between the Company and Harris Trust
                    Company of California.